Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder of

Toys “R” Us – Delaware, Inc.

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-168515 of our report dated April 30, 2010 related to the consolidated balance sheets of Toys “R” Us – Delaware, Inc. (“Toys-Delaware”) as of January 30, 2010, and January 31, 2009, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three fiscal years in the period ended January 30, 2010 appearing in the prospectus, which is part of such registration statement (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) a change in accounting estimate effected by a change in accounting principle related to gift card breakage, ii) a change in accounting method for valuing the merchandise inventories for the domestic segment from the retail inventory method to the weighted average cost method, iii) the adoption of new guidance on the accounting for uncertainty in income taxes, and iv) the retrospective adjustment to the consolidated financial statements to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented). We also consent to the reference to us under the headings “Selected Historical Consolidated Financial Data of Toys-Delaware” and “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

New York, New York

October 4, 2010